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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 811-9711 of Active Assets Premier Money Trust on Form N-1A of our reports dated August 7, 2000, appearing in the Prospectus and Statement of Additional Information of Active Assets Institutional Money Trust and Active Assets Premier Money Trust, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Accountants" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
August 25, 2000